EXHIBIT 99.1

McGrath RentCorp Announces Results for Second Quarter 2014

Rental Revenues Increase 4%

EPS Increases 3% to $0.39 for the Quarter

LIVERMORE, Calif., July 31, 2014 (GLOBE NEWSWIRE) -- McGrath RentCorp (Nasdaq:MGRC) (the "Company"), a diversified business-to-business rental company, today announced revenues for the quarter ended June 30, 2014, of $95.7 million, an increase of 10%, compared to $87.2 million in the second quarter of 2013. The Company reported net income of $10.2 million, or $0.39 per diluted share for the second quarter of 2014, compared to net income of $9.8 million, or $0.38 per diluted share, in the second quarter of 2013. Second quarter 2014 results included a $0.8 million non-operating gain on sale of an excess property, which contributed $0.02 per diluted share.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

"Our second quarter results reflect continued momentum in growing top line Company-wide rental revenues. In fact, this is the seventeenth consecutive year over year quarterly increase in rental revenues for McGrath RentCorp coming out of the Great Recession. Despite this rental revenue growth, overall Company profitability margins continue to be pressured, primarily related to costs associated with preparing rental equipment for new orders and anticipated opportunities in the face of strengthening demand in our modular business. We expect to see overall rental profitability margin improvement in the second half of 2014 due to both the significant quantity of modular building equipment already prepared and scheduled for shipment primarily during the third quarter, as well as buildings that went on rent in the late stages of the second quarter.

Modular division wide rental revenues for the quarter increased $2.7 million, or 14%, to $22.7 million from a year ago. This is our fifth consecutive year over year quarterly rental revenue increase. During the second quarter we experienced a 29% increase in division-wide year over year first month's rental revenue bookings for modular buildings with an increase of 23% in California and 33% outside of the state. Second quarter 2014 modular division average and ending utilization reached 70% and 72%, respectively, an increase from 67% and 68% a year ago. As stated above, we are continuing to experience higher year over year quarterly costs in our inventory centers for labor and materials associated with the preparation of rental equipment for booked orders and anticipated near-term opportunities. These upfront costs are recognized in the quarter in which they are incurred, but should result in favorable margin improvement in the future.  Our modular division is firmly on the road back to increasing profitability from having lost over 70% of its annual operating income since its peak in 2007.

Rental revenues at Adler Tank Rentals, our liquid and solid containment tank and box division, increased by $1.0 million, or 5%, to $18.7 million from a year ago. Average utilization for the second quarter was 63%, which was down from 66% for the same period a year ago, but up from 61% during the first quarter of 2014. Average equipment on rent for the second quarter of 2014 was $181 million compared to $171 million during the same period a year ago, albeit on a higher average equipment level of $287 million in 2014, compared to $260 million in 2013.  Despite downward pressure on 21K tank asset utilization and rental rates, we have continued to purchase boxes and specialty tank products to support market demand and to round out our fleet offerings in our newest markets. At current utilization and inventory levels, our new equipment purchases likely will decrease significantly over the next 12 months as we have meaningful earnings horsepower opportunity from our existing pool of rental assets.  Despite higher rental revenues for the quarter, income from operations declined by $0.6 million, or 9%, to $6.7 million.  The decline in income from operations was primarily driven by a $0.8 million, or 14%, increase in SG&A expenses chiefly related to a single account bad debt write-off, increased employee headcount, salaries and benefit costs, and secondarily by an increase in rental equipment depreciation expense of $0.4 million, or 11%, from the same period a year ago.

Rental revenues for TRS-RenTelco, our electronics division, declined by $0.9 million, or 4%, to $24.4 million from a year ago.  Average utilization for the second quarter fell to 59% from 64% year over year; however, ending second quarter utilization for 2014 was 62%, down only slightly compared to 63% in 2013. The decline in rental revenues is primarily related to a greater churn of rental equipment.  Although first month's rental bookings are approximately 9% higher over the first half of 2014 compared to the same period in 2013, first month's rental returns are up about 8%. The combination of relatively flat net first month's rental booking growth, coupled with shorter average rental terms in 2014 year to date compared to the first half of 2013, drove the lower rental revenue level. We believe the increased churn of rental equipment is chiefly driven by a larger mix of communications versus general-purpose test equipment rental business in 2014 compared to 2013.  Communications test equipment rentals typically have shorter rental terms than for general-purpose test equipment. Despite the year over year quarterly rental revenue decline, income from operations was flat at $9.1 million.  As compared to the same period in 2013, during the second quarter of 2014 we benefited from increased gross profit on equipment sales, lower SG&A and laboratory costs, partially offset by higher equipment depreciation expense.

Mobile Modular Portable Storage continued to make good progress during the quarter in building its customer following, increasing booking levels and growing rental revenues, from a year ago.  Rental revenues for the second quarter of 2014 grew by 40% year over year.  Individual branch, as well as overall business segment, profitability is continuing to grow.  We entered the greater Chicago and Charlotte markets earlier this year and are looking forward to their contributions to our portable storage rental business' long-term financial success. We are pleased with the progress we have made to date towards building a meaningful sized storage container rental business with attractive operating metrics.

Our full year EPS guidance range of $1.70 to $1.85 remains wide due to the many moving parts to our portfolio of rental businesses. Currently, the most material variables include: 1) the strength of the recovery underway in our modular building division, 2) increasing utilization levels of our liquid and solid containment tank and box rental business assets, 3) the potential for further softness in general-purpose test equipment rental demand in our electronics division, and 4) no meaningful slowdown in modular building rental opportunities anticipated over the next few quarters. With an eye on 2015, we may elect to invest in additional modular building preparation work completed in 2014 to support capturing a larger portion of the strong business activity levels we continue to experience. We are excited about the current strength and earnings outlook for our modular building rental business."

All comparisons presented below are for the quarter ended June 30, 2014 to the quarter ended June 30, 2013 unless otherwise indicated.

Mobile Modular

For the second quarter of 2014, the Company's Mobile Modular division reported a 12% increase in income from operations to $3.0 million.  Rental revenues increased 14% to $22.7 million and other direct costs increased 23% to $9.4 million, which resulted in an increase in gross profit on rental revenues of 6% to $9.2 million. Sales revenues increased $3.7 million, or 129%, to $6.5 million with gross profit on sales revenues increasing $0.8 million, or 128%, to $1.5 million, primarily due to higher new and used equipment sales revenues in the second quarter of 2014.  Selling and administrative expenses increased 18% to $10.1 million primarily due to increased employee headcount, salaries and benefit costs.

TRS-RenTelco

For the second quarter of 2014, the Company's TRS-RenTelco division income from operations was flat at $9.1 million.  Rental revenues decreased 4% to $24.4 million. The decrease in rental revenues and a 5% increase in depreciation to $10.1 million, partly offset by a 6% decrease in other direct costs to $3.1 million, resulted in a decrease in gross profit on rental revenues of 10% to $11.2 million.  Sales revenues decreased 4% to $6.4 million with gross profit on sales revenues increasing 29% to $3.3 million, primarily due to higher gross margins on used equipment sales revenues in the second quarter of 2014.  Selling and administrative expenses decreased 5% to $6.0 million, primarily due to decreased marketing and administrative costs.

Adler Tanks

For the second quarter of 2014, the Company's Adler Tanks division reported a 9% decrease in income from operations to $6.7 million.  Rental revenues increased 5% to $18.7 million, however other direct costs increased 5% to $2.7 million and depreciation expense increased 11% to $3.8 million, which resulted in an increase in gross profit on rental revenues of 4% to $12.3 million.  Rental related services revenues increased 17% to $6.2 million, with gross profit on rental related services decreasing 5% to $1.4 million.  Selling and administrative expenses increased 14% to $6.9 million, primarily due to increased bad debt expense, employee headcount, salaries and benefit costs.

OTHER HIGHLIGHTS

  Other non-operating income includes the Company's sale of an excess property in June 2014 for net proceeds of $2.5 million, resulting in a gain on sale of $0.8 million. This property was previously used as one of the Company's branch sales and inventory centers prior to the TRS acquisition in 2004.
  Debt increased $18.9 million during the quarter to $307.0 million, with the Company's funded debt (notes payable) to equity ratio increasing to 0.76 to 1 at June 30, 2014 compared to 0.72 to 1 at March 31, 2014. As of June 30, 2014, the Company had capacity to borrow an additional $243.0 million under its lines of credit.
  Dividend rate increased 2% to $0.245 per share for the second quarter 2014 compared to the second quarter 2013.  On an annualized basis, this dividend represents a 2.7% yield on the July 30, 2014 close price of $35.66.
  Adjusted EBITDA increased 5% to $40.2 million for the second quarter of 2014 compared to the second quarter of 2013.  At June 30, 2014, the Company's ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.90 to 1 compared to 1.81 to 1 at March 31, 2014. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and non-cash share-based compensation.  A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this press release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company reconfirms its expectation that its 2014 full-year earnings per share will be in a range of $1.70 to $1.85 per diluted share.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company.  The Company's Mobile Modular division rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia.  The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas.  The Company's New Jersey based Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States.  In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage. Today, the business is located in the key markets of California, Texas, Florida, and recently entered the multi-state Mid-Atlantic region.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Tanks and Boxes – www.AdlerTankRentals.com

Modular Buildings – www.MobileModularRents.com

Portable Storage – www.MobileModularRents-PortableStorage.com

Electronic Test Equipment – www.TRS-RenTelco.com

School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of July 10, 2014, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on July 31, 2014 to discuss the second quarter 2014 results. To participate in the teleconference, dial 1-888-299-7209 (in the U.S.), or 1-719-325-2448 (outside the US), or visit the investor relations section of the Company's website at www.mgrc.com.  Telephone replay of the call will be available for 7 days following the call by dialing 1-888-203-1112 (in the U.S.), or 1-719-457-0820 (outside the U.S.). The pass code for the call replay is 9026752. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company's website at http://mgrc.com/Investor/EventsAndArchive.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, regarding McGrath RentCorp's business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "future," "intend," "hopes," "goals" or "certain" or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: inventory center costs reinforcing the Company's belief that its modular building rental business is experiencing a strong turnaround and that it will benefit from the associated rental revenue stream and rental profitability margin improvement in the quarters ahead, belief that the Adler Tank Rentals division's new equipment purchases would decrease significantly over the next 12 months, belief that the Company's portable storage business can become a meaningful contributor to its overall future earnings, including the contribution from entry into the greater Chicago and Charlotte markets, full year EPS guidance range and belief that investments in the Company's various business segments are anticipated to create materially higher earnings levels in the future.

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the extent of and timetable for the recovery underway in our modular building division; the utilization levels of our Adler Tanks liquid and sold containment tank and box rental assets; the potential for continuing softness in general-purpose test equipment rental demand in our electronics division; the extent of economic recovery, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors; our customers' need and ability to rent our products; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; our ability to successfully integrate and operate acquisitions, as well as manage expansions; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; effect on our Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of our strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A "Risk Factors" and elsewhere in our Form 10-K for the year ended December 31, 2013, and those that may be identified from time to time in our reports and registration statements filed with the SEC.  Forward-looking statements are made only as of the date of this press release and are based on management's reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties.  Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance.  Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

McGrath RentCorp
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2014	2013	2014	2013

REVENUES
Rental	$65,809	$63,043	$128,239	$123,644
Rental Related Services	15,146	12,661	28,658	23,506
Rental Operations	80,955	75,704	156,897	147,150
Sales	14,170	10,906	25,208	27,671
Other	620	546	1,200	1,077
Total Revenues	95,745	87,156	183,305	175,898

COSTS AND EXPENSES
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	17,924	16,626	35,821	33,228
Rental Related Services	11,366	9,391	21,673	18,313
Other	15,188	13,484	28,738	25,841
Total Direct Costs of Rental Operations	44,478	39,501	86,232	77,382
Costs of Sales	9,188	7,486	16,356	19,320
Total Costs of Revenues	53,666	46,987	102,588	96,702
Gross Profit	42,079	40,169	80,717	79,196
Selling and Administrative Expenses	23,840	21,792	47,251	43,430
Income from Operations	18,239	18,377	33,466	35,766
Other Income (Expense):
Interest Expense	(2,335)	(2,157)	(4,538)	(4,360)
Gain on Sale of Property, Plant and Equipment	812	—	812	—
Foreign Currency Exchange Gain (Loss)	78	(23)	(10)	(52)
Income Before Provision for Income Taxes	16,794	16,197	29,730	31,354
Provision for Income Taxes	6,589	6,349	11,654	12,291
Net Income	$10,205	$9,848	$18,076	$19,063

Earnings Per Share:
Basic	$0.39	$0.39	$0.70	$0.76
Diluted	$0.39	$0.38	$0.69	$0.74
Shares Used in Per Share Calculation:
Basic	25,912	25,354	25,851	25,180
Diluted	26,220	25,818	26,223	25,617

Cash Dividends Declared Per Share	$0.245	$0.240	$0.490	$0.480

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
(in thousands)	2014	2013

Assets
Cash	$1,141	$1,630
Accounts Receivable, net of allowance for doubtful accounts of $2,027 in 2014 and $2,007 in 2013	89,084	87,650

Rental Equipment, at cost:
Relocatable Modular Buildings	626,457	592,391
Electronic Test Equipment	259,907	267,772
Liquid and Solid Containment Tanks and Boxes	298,248	284,005
	1,184,612	1,144,168
Less Accumulated Depreciation	(389,080)	(377,158)
Rental Equipment, net	795,532	767,010

Property, Plant and Equipment, net	105,853	105,187
Prepaid Expenses and Other Assets	22,005	19,718
Intangible Assets, net	10,449	10,662
Goodwill	27,700	27,700
Total Assets	$1,051,764	$1,019,557

Liabilities and Shareholders' Equity
Liabilities:
Notes Payable	$307,000	$290,003
Accounts Payable and Accrued Liabilities	69,258	63,318
Deferred Income	26,083	24,003
Deferred Income Taxes, net	242,984	241,203
Total Liabilities	645,325	618,527

Shareholders' Equity:
Common Stock, no par value --
Authorized - 40,000 shares
Issued and Outstanding – 25,947 shares in 2014 and 25,757 shares in 2013	103,104	103,023
Retained Earnings	303,343	298,038
Accumulated Other Comprehensive Loss	(8)	(31)
Total Shareholders' Equity	406,439	401,030
Total Liabilities and Shareholders' Equity	$1,051,764	$1,019,557

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS&NBSP;
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$18,076	$19,063
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	39,982	37,645
Provision for Doubtful Accounts	1,014	911
Share-Based Compensation	1,984	2,255
Gain on Sale of Used Rental Equipment	(6,444)	(6,256)
Gain on Sale of Property, Plant and Equipment	(812)	—
Foreign Currency Loss	10	52
Change In:
Accounts Receivable	(2,448)	4,059
Prepaid Expenses and Other Assets	(2,287)	(168)
Accounts Payable and Accrued Liabilities	2,236	6,096
Deferred Income	2,080	(988)
Deferred Income Taxes	1,781	3,570
Net Cash Provided by Operating Activities	55,172	66,239

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(68,105)	(56,241)
Purchase of Property, Plant and Equipment	(6,101)	(4,156)
Proceeds from Sale of Used Rental Equipment	13,757	14,373
Proceeds from Sale of Property, Plant and Equipment	2,501	—
Net Cash Used in Investing Activities	(57,948)	(46,024)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Repayments Under Bank Lines of Credit	(3,003)	(23,125)
Borrowing Under Series B Senior Notes	40,000	—
Principal Payment on Series A Senior Notes	(20,000)	—
Proceeds from the Exercise of Stock Options	302	13,494
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	1,173	1,398
Payment of Dividends	(12,833)	(12,109)
Taxes Paid Related to Net Share Settlement of Stock Awards	(3,378)	(778)
Net Cash Provided by (Used in) Financing Activities	2,261	(21,120)
Effect of Exchange Rate Changes on Cash	26	—
Net Decrease in Cash	(489)	(905)
Cash Balance, beginning of period	1,630	1,612
Cash Balance, end of period	$1,141	$707
Interest Paid, during the period	$4,198	$4,331
Net Income Taxes Paid, during the period	$8,526	$6,779
Dividends Accrued During the Period, not yet paid	$6,425	$6,327
Rental Equipment Acquisitions, not yet paid	$12,033	$3,887

McGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended June 30, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$22,679	$24,424	$18,706	$ —	$65,809
Rental Related Services	8,011	895	6,240	—	15,146
Rental Operations	30,690	25,319	24,946	—	80,955
Sales	6,489	6,374	165	1,142	14,170
Other	136	444	40	—	620
Total Revenues	37,315	32,137	25,151	1,142	95,745

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	4,011	10,148	3,765	—	17,924
Rental Related Services	5,768	754	4,844	—	11,366
Other	9,441	3,068	2,679	—	15,188
Total Direct Costs of Rental Operations	19,220	13,970	11,288	—	44,478
Costs of Sales	5,025	3,104	243	816	9,188
Total Costs of Revenues	24,245	17,074	11,531	816	53,666

Gross Profit (Loss)
Rental	9,227	11,208	12,262	—	32,697
Rental Related Services	2,243	141	1,396	—	3,780
Rental Operations	11,470	11,349	13,658	—	36,477
Sales	1,464	3,270	(78)	326	4,982
Other	136	444	40	—	620
Total Gross Profit	13,070	15,063	13,620	326	42,079
Selling and Administrative Expenses	10,090	5,967	6,940	843	23,840
Income (Loss) from Operations	$2,980	$9,096	$6,680	$ (517)	18,239
Interest Expense					(2,335)
Gain on Sale of Property, Plant and Equipment					812
Foreign Currency Exchange Gain					78
Provision for Income taxes					(6,589)
Net Income					$10,205

Other Information
Average Rental Equipment [1]	$585,468	$261,301	$286,798
Average Monthly Total Yield [2]	1.29%	3.12%	2.17%
Average Utilization [3]	70.3%	59.3%	63.20%
Average Monthly Rental Rate [4]	1.84%	5.25%	3.44%

[1] Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
[2] Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
[3] Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
[4] Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

McGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended June 30, 2013
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$19,959	$25,338	$17,746	$ —	$63,043
Rental Related Services	6,577	746	5,338	—	12,661
Rental Operations	26,536	26,084	23,084	—	75,704
Sales	2,839	6,634	1,199	234	10,906
Other	128	382	36	—	546
Total Revenues	29,503	33,100	24,319	234	87,156

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,571	9,658	3,397	—	16,626
Rental Related Services	4,826	704	3,861	—	9,391
Other	7,676	3,255	2,553	—	13,484
Total Direct Costs of Rental Operations	16,073	13,617	9,811	—	39,501
Costs of Sales	2,198	4,096	1,094	98	7,486
Total Costs of Revenues	18,271	17,713	10,905	98	46,987

Gross Profit
Rental	8,712	12,425	11,796	—	32,933
Rental Related Services	1,751	42	1,477	—	3,270
Rental Operations	10,463	12,467	13,273	—	36,203
Sales	641	2,538	105	136	3,420
Other	128	382	36	—	546
Total Gross Profit	11,232	15,387	13,414	136	40,169
Selling and Administrative Expenses	8,571	6,306	6,105	810	21,792
Income (Loss) from Operations	$2,661	$9,081	$7,309	$ (674)	18,377
Interest Expense					(2,157)
Foreign Currency Exchange Loss					(23)
Provision for Income taxes					(6,349)
Net Income					$9,848

Other Information
Average Rental Equipment [1]	$540,805	$264,472	$260,346
Average Monthly Total Yield [2]	1.23%	3.19%	2.27%
Average Utilization [3]	66.8%	63.5%	65.8%
Average Monthly Rental Rate [4]	1.84%	5.03%	3.45%

[1] Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
[2] Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
[3] Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
[4] Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

McGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Six Months Ended June 30, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$44,212	$48,184	$35,843	$ —	$128,239
Rental Related Services	15,328	1,617	11,713	—	28,658
Rental Operations	59,540	49,801	47,556	—	156,897
Sales	11,161	11,109	691	2,247	25,208
Other	254	868	78	—	1,200
Total Revenues	70,955	61,778	48,325	2,247	183,305

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	7,842	20,539	7,440	—	35,821
Rental Related Services	11,103	1,382	9,188	—	21,673
Other	17,914	5,878	4,946	—	28,738
Total Direct Costs of Rental Operations	36,859	27,799	21,574	—	86,232
Costs of Sales	8,322	5,841	691	1,502	16,356
Total Costs of Revenues	45,181	33,640	22,265	1,502	102,588

Gross Profit
Rental	18,456	21,767	23,457	—	63,680
Rental Related Services	4,225	235	2,525	—	6,985
Rental Operations	22,681	22,002	25,982	—	70,665
Sales	2,839	5,268	—	745	8,852
Other	254	868	78	—	1,200
Total Gross Profit	25,774	28,138	26,060	745	80,717
Selling and Administrative Expenses	19,830	12,004	13,836	1,581	47,251
Income (Loss) from Operations	$5,944	$16,134	$12,224	$ (836)	33,466
Interest Expense					(4,538)
Gain on Sale of Property, Plant and Equipment					812
Foreign Currency Exchange Loss					(10)
Provision for Income taxes					(11,654)
Net Income					$18,076

Other Information
Average Rental Equipment [1]	$577,951	$264,249	$283,819
Average Monthly Total Yield [2]	1.27%	3.04%	2.10%
Average Utilization [3]	70.2%	58.30%	61.8%
Average Monthly Rental Rate [4]	1.82%	5.21%	3.41%

[1] Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
[2] Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
[3] Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
[4] Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

McGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Six Months Ended June 30, 2013
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$39,288	$50,179	$34,177	$ —	$123,644
Rental Related Services	12,491	1,412	9,603	—	23,506
Rental Operations	51,779	51,591	43,780	—	147,150
Sales	6,483	13,476	1,285	6,427	27,671
Other	232	776	69	—	1,077
Total Revenues	58,494	65,843	45,134	6,427	175,898

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	7,089	19,474	6,665	—	33,228
Rental Related Services	9,571	1,328	7,414	—	18,313
Other	14,043	6,480	5,318	—	25,841
Total Direct Costs of Rental Operations	30,703	27,282	19,397	—	77,382
Costs of Sales	4,897	7,551	1,180	5,692	19,320
Total Costs of Revenue	35,600	34,833	20,577	5,692	96,702

Gross Profit
Rental	18,156	24,225	22,194	—	64,575
Rental Related Services	2,920	84	2,189	—	5,193
Rental Operations	21,076	24,309	24,383	—	69,768
Sales	1,586	5,925	105	735	8,351
Other	232	776	69	—	1,077
Total Gross Profit	22,894	31,010	24,557	735	79,196
Selling and Administrative Expenses	17,371	12,400	12,097	1,562	43,430
Income (Loss) from Operations	$5,523	$18,610	$12,460	$ (827)	35,766
Interest Expense					(4,360)
Foreign Currency Exchange Loss					(52)
Provision for Income taxes					(12,291)
Net Income					$19,063

Other Information
Average Rental Equipment [1]	$538,147	$265,122	$256,300
Average Monthly Total Yield [2]	1.22%	3.15%	2.23%
Average Utilization [3]	66.7%	63.7%	65.5%
Average Monthly Rental Rate [4]	1.82%	4.95%	3.40%

[1] Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
[2] Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
[3] Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
[4] Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company's financial data presented on a basis consistent with accounting principles generally accepted in the United States of America ("GAAP"), the Company presents "Adjusted EBITDA" which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash share-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company's period-to-period operating performance, compliance with financial covenants in the Company's revolving lines of credit and senior notes and the Company's ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company's cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company's performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company's presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company's performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2014	2013	2014	2013	2014	2013
Net Income	$10,205	$9,848	$18,076	$19,063	$42,410	$43,450
Provision for Income Taxes	6,589	6,349	11,654	12,291	27,340	27,235
Interest	2,335	2,157	4,538	4,360	8,865	8,954
Depreciation and Amortization	20,050	18,837	39,982	37,645	79,186	74,782
EBITDA	39,179	37,191	74,250	73,359	157,801	154,421
Share-Based Compensation	1,029	1,129	1,984	2,255	3,409	4,018
Adjusted EBITDA [1]	$40,208	$38,320	$76,234	$75,614	$161,210	$158,439

Adjusted EBITDA Margin [2]	42%	44%	42%	43%	42%	42%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2014	2013	2014	2013	2014	2013
Adjusted EBITDA [1]	$40,208	$38,320	$76,234	$75,614	$161,210	$158,439
Interest Paid	(3,041)	(3,055)	(4,198)	(4,331)	(8,680)	(8,822)
Net Income Taxes Paid	(8,187)	(5,260)	(8,526)	(6,779)	(12,821)	(9,405)
Gain on Sale of Used Rental Equipment	(3,944)	(2,922)	(6,444)	(6,256)	(13,279)	(12,677)
Gain on Sale of Property, Plant and Equipment	(812)	—	(812)	—	(812)	—
Foreign Currency Loss (Gain)	(78)	23	10	52	4	17
Change in Certain Assets and Liabilities:
Accounts Receivable, net	(6,013)	436	(1,434)	4,970	(1,798)	(1,174)
Prepaid Expenses and Other Assets	(4,874)	(5,696)	(2,287)	(168)	(2,330)	6,984
Accounts Payable and Other Liabilities	(534)	(2,475)	549	4,125	934	(3,236)
Deferred Income	4,395	5,294	2,080	(988)	147	(2,778)
Net Cash Provided by Operating Activities	$17,120	$24,665	$55,172	$66,239	$122,575	$127,348

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash share-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.
CONTACT: Keith E. Pratt
         Chief Financial Officer
         925 606 9200